Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QSAM Biosciences, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of QSAM Biosciences, Inc. on Form S-1 to be filed on or about December 17, 2021 of our report dated April 15, 2021 on our audits of QSAM Biosciences, Inc.’s consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of the substantial doubt concerning the Company’s ability to continue as a going concern.

D. Brooks and Associates CPAs, P.A.

Palm Beach Gardens, FL

December 17, 2021